As filed with the Securities and Exchange Commission on April 23, 2004
Registration No. 333-111562

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

on
Form S-8
TO REGISTRATION STATEMENT
ON FORM S-4 UNDER
THE SECURITIES ACT OF 1933

Independence Community Bank Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-3387931
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

195 Montague Street, Brooklyn, New York (Address of Principal Executive Offices)	11201 (Zip Code)

Amended and Restated 1998 Stock Option Plan

(Full Title of Plan)

John K. Schnock, Esq.

Senior Vice President, Secretary and Counsel
195 Montague Street
Brooklyn, New York 11201
(Name and Address of Agent for Service)

(718) 722-5300

Telephone Number, Including Area Code, of Agent for Service

Copies to:

Lee Meyerson, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
(212) 455-2000

      This Post-Effective Amendment No. 1 covers shares of the Registrant’s common stock originally registered on the Registration Statement on Form S-4 to which this is an amendment. The registration fees in respect of such shares of common stock were paid at the time of the original filing of the Registration Statement on Form S-4 relating to such common stock.

      This Post-Effective Amendment No. 1 shall become effective immediately upon filing with the Securities and Exchange Commission in accordance with Section 8(a) of the Securities Act of 1933, as amended, and Rule 464 thereunder.

EXPLANATORY NOTE

      Independence Community Bank Corp., a Delaware corporation (“Independence” or the “Registrant”), hereby amends its Registration Statement on Form S-4, Registration No. 333-111562 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (the “Post-Effective Amendment No. 1”). The Form S-4, as amended by this Post-Effective Amendment No. 1, is referred to as the “Registration Statement.” Independence filed the Form S-4 in connection with the merger (the “Merger”) of Staten Island Bancorp, Inc., a Delaware corporation (“Staten Island”), with and into Independence on December 24, 2003, which was subsequently amended on January 30, 2004.

      In connection with the filing of the Form S-4, Independence registered 29,000,000 shares of its common stock, par value $0.01 per share (the “Independence common stock”), with the Securities and Exchange Commission (the “SEC”) and the applicable filing fee was paid. This number of shares represents those shares which were expected to be distributed to the holders of the common stock of Staten Island at the time of the Merger and those shares necessary to be distributed, or reserved for issuance, to Staten Island employees or former employees in connection with Staten Island’s Amended and Restated 1998 Stock Option Plan (the “Plan”). Pursuant to the terms of the Merger, all outstanding Staten Island stock options exercisable for Staten Island common stock were converted into stock options exercisable for Independence common stock after the effective time of the Merger, based on a formula described in the Form S-4.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

      The following documents filed or to be filed with the Securities and Exchange Commission by Independence Community Bank Corp. (“Independence”) are incorporated herein by reference:

(a) Annual Report on Form 10-K for the year ended December 31, 2003;

(b) Current Reports on Form 8-K filed on January 20, 2004, March 2, 2004, March 3, 2004, April 8, 2004, April 14, 2004, April 20, 2004 and April 21, 2004; and

(c) The description of Independence’s common stock contained in its registration statement filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating that description.

      All documents filed by Independence pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Post-Effective Amendment No. 1 and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereunder have been sold or which deregisters all securities remaining shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

      Not applicable.

Item 5.	Interests of Named Experts and Counsel

      Not applicable.

Item 6.	Indemnification of Directors and Officers

      In accordance with the General Corporation law of the State of Delaware, Articles 9 and 10 of the Registrant’s Certificate of Incorporation and Article VI of the Registrant’s Bylaws provide as follows:

ARTICLE 9 OF CERTIFICATE OF INCORPORATION

      Liability of Directors and Officers. The personal liability of the directors and officers of the Corporation for monetary damages shall be eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware as it exists on the effective date of this Certificate of Incorporation or as such law may be thereafter in effect. No amendment, modification or repeal of this Article 9 shall adversely affect the rights provided hereby with respect to any claim, issue or matter in any proceeding that is based in any respect on any alleged action or failure to act prior to such amendment, modification or repeal.

ARTICLE 10 OF CERTIFICATE OF INCORPORATION

      Indemnification. The Corporation shall indemnify its directors, officers, employees, agents and former directors, officers, employees and agents, and any other persons serving at the request of the Corporation as a director, officer, employee or agent of another corporation, association, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees, judgments, fines and amounts paid in settlement) incurred in connection with any pending or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, with respect to which such director, officer, employee, agent or other person is a party, or is threatened to be made a party, to the full extent permitted by the General Corporation Law of the State of Delaware, provided, however, that the Corporation shall not be liable for any amounts which may be due to any person in connection with a settlement of any action, suit or proceeding effected without its prior written consent or any action, suit or proceeding initiated by any person seeking indemnification hereunder without its prior written consent. The indemnification provided herein (i) shall not be deemed exclusive of any other right to which any person seeking indemnification may be entitled under any bylaw, agreement or vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity, and (ii) shall inure to the benefit of the heirs, executors and administrators of any such person. The Corporation shall have the power, but shall not be obligated, to purchase and maintain insurance on behalf of any person or persons enumerated above against any liability asserted against or incurred by them or any of them arising out of their status as corporate directors, officers, employees, or agents whether or not the Corporation would have the power to indemnify them against such liability under the provisions of this Article 10.

ARTICLE VI OF BYLAWS  — INDEMNIFICATION, ETC. OF DIRECTORS, OFFICERS AND EMPLOYEES

      6.1     Indemnification. The Corporation shall provide indemnification to its directors, officers, employees, agents and former directors, officers, employees and agents and to others in accordance with the Corporation’s Certificate of Incorporation.

      6.2     Advancement of Expenses. Reasonable expenses (including attorneys’ fees) incurred by a director, officer or employee of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding described in Section 6.1 may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors only upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Corporation.

      6.3     Other Rights and Remedies. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Corporation’s Certificate of Incorporation, any agreement, vote of stockholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person.

      6.4     Insurance. Upon resolution passed by the Board of Directors, the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer of employee of the Corporation, or is or was serving at the request of the corporation as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of its Certificate of Incorporation or this Article VI.

      6.5     Modification. The duties of the Corporation to indemnify and to advance expenses to a director, officer or employee provided in this Article VI shall be in the nature of a contract between the Corporation and each such person, and no amendment or repeal of any provision of this Article VI shall alter, to the detriment of such person, the right of such person to the advance of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment or repeal.

Item 7.	Exemption from Registration Claimed

      Not applicable.

Item 8.	Exhibits

      The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8.

Exhibit
Number	Document Description

5.1	Opinion of Simpson Thacher & Bartlett LLP regarding the validity of the shares of Independence common stock*
10.0	Amended and Restated 1998 Stock Option Plan
23.1	Consent of Ernst & Young LLP
23.2	Consent of Simpson Thacher & Bartlett LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)

*	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 to which this is Post Effective-Amendment No. 1.

Item 17.	Undertakings

      The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)

if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brooklyn, State of New York, on the 23rd of April, 2004.

INDEPENDENCE COMMUNITY BANK CORP.

By:	/s/ ALAN H. FISHMAN

Alan H. Fishman
President and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby authorizes Charles J. Hamm, Alan H. Fishman, Frank Baier and John K. Schnock, each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this registration statement and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this registration statement and any such subsequent registration statement as Independence deems appropriate, and appoints Charles J. Hamm, Alan H. Fishman, Frank Baier and John K. Schnock, each with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this registration statement and any such subsequent registration statement and to file same, with exhibits thereto, and other documents in connection therewith.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ CHARLES J. HAMM Charles J. Hamm	Chairman of the Board	April 23, 2004

/s/ DONALD M. KARP Donald M. Karp	Vice Chairman of the Board	April 23, 2004

/s/ VICTOR M. RICHEL Victor M. Richel	Vice Chairman of the Board	April 23, 2004

/s/ HARRY P. DOHERTY Harry P. Doherty	Vice Chairman of the Board	April 23, 2004

/s/ ALAN H. FISHMAN Alan H. Fishman	President and Chief Executive Officer	April 23, 2004

/s/ FRANK W. BAIER Frank W. Baier	Executive Vice President, Chief Financial Officer and Treasurer	April 23, 2004

Signature	Title	Date

/s/ WILLARD N. ARCHIE Willard N. Archie	Director	April 23, 2004

/s/ ROBERT B. CATELL Robert B. Catell	Director	April 23, 2004

/s/ ROHIT M. DESAI Rohit M. Desai	Director	April 23, 2004

/s/ CHAIM Y. EDELSTEIN Chaim Y. Edelstein	Director	April 23, 2004

/s/ ROBERT W. GELFMAN Robert W. Gelfman	Director	April 23, 2004

/s/ SCOTT M. HAND Scott M. Hand	Director	April 23, 2004

/s/ DAVID L. HINDS David L. Hinds	Director	April 23, 2004

/s/ DENIS P. KELLEHER Denis P. Kelleher	Director	April 23, 2004

/s/ JOHN R. MORRIS John R. Morris	Director	April 23, 2004

/s/ MARIA FIORINI RAMIREZ Maria Fiorini Ramirez	Director	April 23, 2004

/s/ ALLAN WEISSGLASS Allan Weissglass	Director	April 23, 2004

INDEX TO EXHIBITS

Exhibit
Number	Document Description

5.1	Opinion of Simpson Thacher & Bartlett LLP regarding the validity of the shares of Independence common stock*
10.0	Amended and Restated 1998 Stock Option Plan
23.1	Consent of Ernst & Young LLP
23.2	Consent of Simpson Thacher & Bartlett LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)

*	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-4 to which this is Post Effective-Amendment No. 1.